Exhibit 10.2

EXECUTION COPY

MANAGEMENT AGREEMENT

AGREEMENT made this 16th day of February, 2010, by and among Castle Harlan, Inc., a Delaware corporation (“Castle Harlan”), Pretium Holding, LLC, a Delaware limited liability company (“Pretium Holding”), Pretium Intermediate Holding, LLC, a Delaware limited liability company (“Pretium Intermediate Holding”), and Pretium Packaging, L.L.C., a Delaware limited liability company and a wholly-owned subsidiary of Pretium Holding (“Old Pretium Packaging”), PVC Container Corporation, a Delaware corporation and a subsidiary of Old Pretium Packaging (“Novapak”), Robb Container Corporation, a Delaware corporation and a subsidiary of Old Pretium Packaging (“Robb”) and Mont Royal, L.L.C, a Delaware limited liability company and a subsidiary of Old Pretium Packaging (“Mont Royal” and together with Pretium Holding, Pretium Intermediate Holding, Old Pretium Packaging, Novapak and Robb, the “Companies” and each, a “Company”). Capitalized terms used herein and not defined shall have the meaning ascribed to them in the Unit Purchase Agreement, dated as of January 15, 2010 (the “Unit Purchase Agreement”), among Pretium Holding, Old Pretium Packaging and the other parties thereto.

W I T N E S S E T H:

WHEREAS, the Companies desire to retain Castle Harlan to provide business and organizational strategy, financial and investment management, advisory and merchant and investment banking services to the Companies and their direct and indirect subsidiaries upon the terms and conditions hereinafter set forth, and Castle Harlan is willing to undertake such obligations.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1. Appointment. The Companies hereby engage Castle Harlan, and Castle Harlan hereby agrees, upon the terms and subject to the conditions set forth herein, to provide certain services to the Companies and their direct and indirect subsidiaries as described in Section 3 hereof.

2. Term. The term of this Agreement shall be for an initial term expiring December 31, 2017. Such term shall be renewed automatically for additional one-year terms thereafter unless Castle Harlan or the Companies shall give notice in writing within 90 days before the expiration of the initial term or any one-year renewal thereof of the desire of such party or parties to terminate this Agreement. The provisions of Section 6 and otherwise as the context so requires shall survive the termination of this Agreement.

3. Duties of Castle Harlan. Castle Harlan shall provide the Companies and their direct and indirect subsidiaries with business and organizational strategy, financial and investment management, advisory and merchant and investment banking services (collectively, the “Services”).

3.1. Exclusions from “Services”. Notwithstanding anything in the foregoing to the contrary, the following services are specifically excluded from the definition of “Services”:

(i) Independent Accounting Services. Accounting services rendered to the Companies, their direct or indirect subsidiaries, or Castle Harlan, with prior notice and consultation with the management of the Companies, by an independent accounting firm or accountant (i.e., an accountant who is not an employee of Castle Harlan);

(ii) Legal Services. Legal services rendered to the Companies, their direct or indirect subsidiaries, or Castle Harlan, with prior notice and consultation with the management of the Companies, by an independent law firm or attorney (i.e., an attorney who is not an employee of Castle Harlan);

(iii) Transaction Services. Services in connection with any transaction in which the Companies or their direct or indirect subsidiaries may be, or may consider becoming, involved, including acquisitions, divestitures or financings, it being understood that Castle Harlan shall be first approached and shall have a thirty-day period with respect to all opportunities during which time it may decide, in its sole discretion, to perform, for an additional fee to be established at such time and to be paid by one or more of the Companies, any of such transaction-related services; and

(iv) Independent Actuarial Services. Actuarial services rendered to the Companies, their direct or indirect subsidiaries, or Castle Harlan with prior notice and consultation with the management of the Companies, by an independent actuarial firm or actuary (i.e., an actuary who is not an employee of Castle Harlan).

4. Powers of Castle Harlan. So that it may properly perform its duties hereunder, Castle Harlan shall, subject to Section 8 hereof, have the authority to do all things necessary and proper to carry out the duties set forth in Section 3.

5. Compensation and Reimbursement.

(a) Transaction Fees.

(i) UPA Closing. Upon the consummation of the closing (the “UPA Closing”) of the transactions contemplated by the Unit Purchase Agreement, among Pretium Holding, Old Pretium Packaging and the other parties thereto, the Companies shall pay to Castle Harlan, in consideration for its financial advisory services, including planning and negotiating the Unit Purchase Agreement and the transactions referred to therein (including the acquisition of Novapak) and the financings contemplated thereby, a transaction fee equal to $750,000. Such fee shall be earned and payable on the date of the consummation of the UPA Closing (the “UPA Closing Date”).

(ii) Subsequent Closings. In the event that at any time or from time to time after the UPA Closing Date any members of the Castle Harlan Group make equity contributions to any of the Companies and/or their subsidiaries after the UPA Closing Date (including, without limitation, by way of the funding, after the UPA Closing, of a purchase price adjustment under the Unit Purchase Agreement) (a “Subsequent Equity Contribution”), upon the consummation of each such Subsequent Equity Contribution, the Companies shall pay to Castle Harlan, in consideration for its financial advisory services, including planning and structuring the Subsequent Equity Contribution, a transaction fee equal to one percent (1%) of the aggregate amount of such Subsequent Equity Contribution. Such fee shall be earned and payable on the date of the consummation of such Subsequent Equity Contribution (each, a “Subsequent Closing Date”).

(b) Annual Fees.

(i) Initial Fees. As consideration payable to Castle Harlan or any of its Affiliates for providing the Services to the Companies and their direct and indirect subsidiaries, the Companies shall pay to Castle Harlan an annual management fee (the “Initial Annual Fee”), which shall be earned and payable as follows: (x) an amount equal to $2,250,000, which shall be earned and payable on the UPA Closing Date, and (y) in respect of each full year from and after the first anniversary of the UPA Closing Date, an amount equal to the amount referred to in clause (x) above, which shall be earned and payable in quarterly installments in advance on the first day of each fiscal quarter during such year, with the first such payment due on the January 1 following the UPA Closing Date, provided, the fee payable on January 1, 2011 for the first quarter of the 2011 fiscal year shall equal (i) the amount referred to in clause (x) above divided by (ii) four and multiplied by (iii) 48%.

(ii) Subsequent Annual Fees. As further consideration payable to Castle Harlan or any of its Affiliates for providing the Services to the Companies and their direct and indirect subsidiaries, in the event that at any time or from time to time after the UPA Closing Date any Subsequent Equity Contributions occur, the Companies shall pay to Castle Harlan, in the case of each such Subsequent Equity Contribution, an annual management fee (each, a “Subsequent Annual Fee”), in addition to the annual fees payable pursuant to Section 5(b)(i), (x) an amount equal to three percent (3%) of such Subsequent Contribution, which shall be earned and payable on the Subsequent Closing Date of such Subsequent Equity Contribution, and (y) in respect of each full year from and after the first anniversary of the Subsequent Closing Date of such Subsequent Equity Contribution, an amount equal to the amount referred to in clause (x) above, which shall be earned and payable in quarterly installments in advance on the first day of each fiscal quarter during such year, with the first such payment due on the January 1 following the Subsequent Closing Date. Notwithstanding anything to the contrary contained herein, (a) The Subsequent Annual Fees payable pursuant to this Section 5(b)(ii) shall be subordinated to the obligations of the Companies under (i) the Credit Agreement, dated as of February 16, 2010 (as amended or restated from time to time, the “Credit Agreement”), by and among Pretium Packaging L.L.C., Pretium Canada Company, PVC Container Corporation, Robb Container Corporation, Airopak Corporation and Novapak Corporation, the financial institutions party thereto from time to time, as lenders, and Madison Capital Funding LLC, as administrative agent and (ii) the Note Purchase Agreement, dated as of February 16, 2010 (as amended or restated from time to time, the “NPA”), by and among Pretium Packaging L.L.C., as issuer, the other guarantors party thereto, and the purchasers party thereto, and (b) the Subsequent Annual Fees shall only be paid to the extent permitted under Section 7.4 of the Credit Agreement and Section 8.4 of the NPA; provided, that such Subsequent Annual Fees may continue to accrue and be paid at a later date to the extent permitted under Section 7.4 of the Credit Agreement and Section 8.4 of the NPA. Any Subsequent Annual Fees received by Castle Harlan at a time that such payment is not permitted under said provisions shall be returned to the Company. Any distributions to which Castle Harlan would otherwise be entitled in any insolvency or bankruptcy proceeding of any Company on account of any accrued and unpaid Subsequent Annual Fees will, if received by Castle Harlan, be turned over to the Agent under the Credit Agreement for application to the indebtedness of the Companies thereunder until the payment in full in cash of all such indebtedness, and, thereafter, shall be turned over to the Noteholders (as defined in the NPA) for application to the indebtedness of the Companies under the NPA until the payment in full in cash of all such indebtedness, in each case, unless otherwise directed by bankruptcy court order. The foregoing shall constitute a subordination agreement enforceable under section 510(a) of title 11 of the United States Code.

(c) Out-of-Pocket Expenses. In addition to the Initial Annual Fee and any Subsequent Annual Fee, the Companies shall, at the direction of Castle Harlan, pay directly, or reimburse Castle Harlan for, all of Castle Harlan’s Out-of-Pocket Expenses (as hereinafter defined) incurred in connection with the Services provided for in Section 3 hereof. For purposes of this Agreement, the term “Out-of-Pocket Expenses” shall mean the reasonable amounts paid by Castle Harlan in connection with the Services provided for in Section 3, including (i) fees and disbursements of any independent professionals and organizations, including independent auditors and outside legal counsel, investment bankers and other financial advisors or consultants, (ii) costs of any outside services of independent contractors such as financial printers, couriers, business publications or similar services and (iii) transportation, per diem, telephone calls, entertainment and all other reasonable expenses actually incurred by Castle Harlan in rendering the Services provided for herein. All reimbursements for Out-of-Pocket Expenses shall be made promptly by the Companies upon, or as soon as practicable after, presentation by Castle Harlan to the Companies of a statement in connection therewith.

(d) Definition of Castle Harlan Group. For purposes of this Agreement, the term “Castle Harlan Group” shall mean Castle Harlan Partners V, L.P., Castle Harlan, any other accounts or funds managed by Castle Harlan (including limited partners of Castle Harlan Partners V, L.P. and its affiliated funds) or Affiliates of Castle Harlan and any accounts or funds managed by Nicolet Capital Partners, LLC or its Affiliates; the term “Affiliate” shall mean, with respect to any specified individual, corporation, limited liability company, partnership, association, trust or other entity or organization (each, a “Person”), a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person (it being understood that a Person shall be deemed to “control” another Person, for purposes of this definition, if such Person directly or indirectly has the power to direct or cause the direction of the management and policies of such other Person, whether through holding beneficial ownership interests in such other Person, through contracts or otherwise). For purposes of this Agreement, CH Pitcher, LLC is an Affiliate of Castle Harlan and a member of the Castle Harlan Group.

6. Indemnification. The Companies will, jointly and severally, indemnify and hold harmless Castle Harlan and its officers, directors, employees, agents, representatives and Affiliates (each being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, joint or several, to which any such Indemnified Party may become subject under any applicable federal or state law, or any claim made by any third party or otherwise, relating to or arising out of the UPA Closing and the financings contemplated by the Unit Purchase Agreement or as otherwise effectuated in connection therewith or, otherwise out of the Services contemplated by this Agreement or the engagement of Castle Harlan pursuant to this Agreement, or the performance by Castle Harlan or such Indemnified Party of the Services, and the Companies will reimburse each Indemnified Party for all costs and expenses (including reasonable attorneys’ fees and expenses) as such costs and expenses are incurred in connection with the investigation of, preparation for or defense of any pending or threatening claim, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto. The Companies will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability, cost or expense is determined by a court, in a final judgment from which no further appeal may be taken, to have resulted solely from the gross negligence or willful misconduct of Castle Harlan. The reimbursement and indemnity obligations of the Companies under this Section shall be in addition to any liability which the Companies may otherwise have, shall extend upon the same terms and conditions to any Affiliate of Castle Harlan and the stockholders, officers, directors, employees, agents, representatives, Affiliates and controlling persons (if any), as the case may be, of Castle Harlan and any such Affiliate and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Companies, Castle Harlan, any such Affiliate and any such person. The foregoing provisions shall survive the termination of this Agreement.

7. Distributions. The Companies shall cause their direct or indirect subsidiaries to distribute funds to the Companies to the extent necessary for the Companies to satisfy their obligations under this Agreement.

8. Independent Contractors. Nothing herein shall be construed to create a joint venture or partnership between Castle Harlan, on the one hand, and the Companies, on the other hand, or an employee/employer relationship. Castle Harlan shall be an independent contractor pursuant to this Agreement. Neither Castle Harlan nor the Companies shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other or to bind the other to any contract, agreement or undertaking with any third party.

9. Notices. Any notice or other communications required or permitted to be given hereunder shall be in writing and delivered by hand or mailed by registered or certified mail, return receipt requested, or by telecopier to the party to whom it is to be given at its address set forth herein, or to such other address as the party shall have specified by notice similarly given and the mailing date shall be deemed the date from which all time periods pertaining to a date of notice shall run.

(i)	If, before the consummation of the UPA Closing, to a Company, to such Company at:

c/o Castle Harlan, Inc.

150 East 58th Street

New York, New York 10155

Fax: (212) 888-5460

Attention: William M. Pruellage

with a copy (which shall not constitute notice) to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York 10022

Fax: (212) 593-5955

Attention: Robert Goldstein, Esq.

(ii)	If, after the consummation of the UPA Closing, to any Company, to such Company at:

Pretium Holding, LLC

15450 South Outer Forty Drive, Suite 120

Chesterfield, Missouri 63017

Fax: (314) 727-0249

Attention:	Chief Executive Officer and Chief Financial Officer

with copies (which shall not constitute notice) to:

Castle Harlan, Inc.

150 East 58th Street

New York, New York 10155

Fax: (212) 888-5460

Attention: William M. Pruellage

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York 10022

Fax: (212) 593-5955

Attention: Robert Goldstein, Esq.

(iii)	if to Castle Harlan, to Castle Harlan at:

150 East 58th Street

New York, New York 10155

Fax: (212) 888-5460

Attention: William M. Pruellage

with a copy (which shall not constitute notice) to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York 10022

Fax: (212) 593-5955

Attention: Robert Goldstein, Esq.

10. Assignment. This Agreement shall inure to the benefit of and be binding upon the parties and their successors and assigns. However, neither this Agreement nor any of the rights of the parties hereunder may be transferred or assigned by any party hereto, except that (i) if any of the Companies shall merge or consolidate with or into, or sell or otherwise transfer all or substantially all its assets to, another Person which assumes the obligations of such Company under this Agreement, such Company may assign its rights hereunder to that Person with the prior written consent of Castle Harlan and (ii) Castle Harlan may assign its rights and obligations hereunder to any other person or entity controlled, directly or indirectly, by John K. Castle and/or Leonard M. Harlan. Any attempted transfer or assignment in violation of this Section 10 shall be void.

11. Permissible Activities. Nothing herein shall in any way preclude Castle Harlan or its Affiliates or its respective officers, directors and partners from engaging in any business activities or from performing services for its or their own account or for the account of others, including companies which may be in competition with the business conducted by the Companies or their direct or indirect subsidiaries.

12. General. No amendment or waiver of any provision of this Agreement, or consent to any departure by either party from any such provision, shall in any event be effective unless the same shall be in writing and signed by the parties to this Agreement. The waiver of any party of any breach of this Agreement shall not operate or be construed to be a waiver of any subsequent breach.

13. Entire Agreement. This Agreement contains the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof.

14. Section Headings. The section headings contained herein are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

15. Applicable Law. This agreement and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of New York. Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of any Federal court sitting in the Southern District of New York over any suit, action or proceeding arising out of or relating to this agreement. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted or not prohibited by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. Each of the parties hereto hereby irrevocably consents to the service of process in any suit, action or proceeding by sending the same by certified mail, return receipt requested or by overnight courier service, to the address of such party set forth in Section 9 or in the records of the Companies. EACH PARTY HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY ACTION BROUGHT HEREUNDER OR ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY.

16. Severability. Any section, clause, sentence, provision, subparagraph or paragraph of this Agreement held by a court of competent jurisdiction to be invalid, illegal or ineffective shall not impair, invalidate or nullify the remainder of this Agreement, but the effect thereof shall be such section, clause, sentence, provision, subparagraph or paragraph so held to be invalid, illegal or ineffective.

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IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the day and year first above written.

CASTLE HARLAN, INC.

By:	/s/ John K. Castle
Name: John K. Castle
Title: Chairman

PRETIUM HOLDING, LLC

By:	CH PITCHER, LLC, its Managing Member

By:	CASTLE HARLAN PARTNERS V, L.P., its Managing Member

By:	CASTLE HARLAN ASSOCIATES V, LP, its General Partner

By:	CASTLE HARLAN PARTNERS V GP, INC., its General Partner

By:	/s/ William M. Pruellage
Name: William M. Pruellage
Title: President

PRETIUM INTERMEDIATE HOLDING, LLC

By:	PRETIUM HOLDING, LLC, its Managing Member

By:	CH PITCHER, LLC, its Managing Member

By:	CASTLE HARLAN PARTNERS V, L.P., its Managing Member

By:	CASTLE HARLAN ASSOCIATES V, LP, its General Partner

By:	CASTLE HARLAN PARTNERS V GP, INC., its General Partner

By:	/s/ William M. Pruellage
Name: William M. Pruellage
Title: Co-President

PVC CONTAINER CORPORATION

By:	/s/ George A. Abd
Name: George A. Abd
Title: President

PRETIUM PACKAGING, L.L.C.

By:	/s/ George A. Abd
	Name:	George A. Abd
	Title:	President

ROBB CONTAINER CORPORATION

By:	/s/ George A. Abd
	Name:	George A. Abd
	Title:	President

MONT ROYAL, L.L.C

By:	/s/ George A. Abd
	Name:	George A. Abd
	Title:	President